Exhibit 99.1 - Letter of Resignation


June 4, 2009


Board of Directors
The Banker's Store, Inc.
P.O. Box 51367
Bowling Green, KY 42101


I am writing this letter to inform you of my decision to resign from the board of directors of The Banker's Store, Inc., effective immediately.

Please remove my name from any and all affiliations of the company and its subsidiaries.

Sincerely,

/s/ Cynthia A. Hayden
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    Cynthia A. Hayden


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